UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 17, 2007

The Charles Schwab Corporation
(Exact name of registrant as specified in its charter)

Commission File Number:  1-9700

Delaware	94-3025021
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

120 Kearny Street, San Francisco, CA 94108
(Address of principal executive offices, including zip code)

(415) 636-7000
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

At The Charles Schwab Corporation (CSC) 2007 Annual Meeting of Stockholders on May 17, 2007, stockholders approved an amendment to CSC's 2004 Stock Incentive Plan relating to director compensation. Prior to the amendment, non-employee directors received an initial grant of 10,000 stock options upon joining the board. In addition, each non-employee director received an annual, automatic grant of 5,000 stock options and a number of restricted shares equal to $60,000 divided by the fair market value of a share of common stock on the date of the grant. The amendment provides that each non-employee director will receive an annual, automatic equity grant equal to $125,000, paid 50% in stock options and 50% in restricted stock. The number of stock options will be determined by dividing $62,500 by the fair value of an option on the date of grant, and the exercise price of the stock options will be the closing price of a share of CSC's common stock on the date of grant. The number of restricted shares will be determined by dividing $62,500 by the fair market value of a share of CSC's common stock on the date of grant, which will be determined by the average of the high and low price of a share of CSC's common stock on the date of grant. Non-employee directors will receive the pro-rata amount of the annual grant in the first calendar year the director joins the board. Non-employee directors will no longer receive an initial grant of 10,000 stock options upon joining the board.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The Charles Schwab Corporation

Date: May 21, 2007	By:	/s/ Joseph R. Martinetto
Joseph R. Martinetto
Chief Financial Officer